Exhibit 21.1

AXIL BRANDS, INC.

List of Subsidiaries

Name of Subsidiary	Jurisdiction of Incorporation
AXIL Distribution Company	Delaware
Sharper Vision Marketing Inc.	Delaware
Reviv3 ProCare Company	Delaware